Exhibit 99.1

Contact:

Maneesh Arora

Chief Financial Officer, Exact Sciences Corp.

+1 (508) 683-1200

For Immediate Release

Exact Sciences Reports First-Quarter Financial Results

MARLBOROUGH, Mass., May 5, 2009 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended March 31, 2009.

Exact reported total revenues of $1.0 million for the first quarter of 2009, compared to total revenues of $51,000 during the same period of 2008.  Total revenues increased due to the company’s recently announced strategic relationship with Genzyme Corp.  Exact in January entered into an intellectual property transaction with Genzyme that generated $17.2 million in cash.  The $17.2 million from Genzyme will be recognized as revenue over 20 quarters as a non-cash allocation.

Exact reported a net loss of ($3.8) million, or ($0.13) a share, for the first quarter of 2009.  The company had a net loss of ($2.5) million, or ($0.09) a share, for the same period of 2008.

Operating expenses for the first quarter of 2009 were $4.9 million, compared to $2.7 million for the same period of 2006.  The increase in operating expenses was driven by expenses associated with the Genzyme transaction, and by severance and stock-based compensation expenses related to the recently announced senior management changes.

Exact ended the first quarter of 2009 with cash, cash equivalents and marketable securities of $20.6 million, compared to $4.9 million at Dec. 31, 2008.  The increase was due to a $17.2-million increase in deferred revenue associated with the Genzyme transaction.

“We are excited about setting a new strategic direction for Exact Sciences, one focused on simultaneously creating value for both patients and shareholders,” said Kevin T. Conroy, president and chief executive of Exact.  “We have a straight shot to achieving our strategic goals and creating shareholder value by focusing intently on product development and clinical trial preparation.”

Conference Call & Webcast with PowerPoint Presentation

Company management will host a conference call and webcast on Tuesday, May 5, 2009, at 10 a.m. ET to discuss first-quarter 2009 results. The webcast will include a PowerPoint slide presentation highlighting the company’s first-quarter accomplishments and ongoing corporate activities. The webcast will be available at www.exactsciences.com.  Domestic callers should dial (866) 804-6927 and international callers should dial (857) 350-1673. The access code for both domestic and international callers is 15565913. Please dial in five to 10 minutes prior to the start of conference call. A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer.  The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer.  Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, Exact Sciences’ expectations concerning its cash resources, management’s plans, objectives and strategies and the timing of future investor conference calls. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Exact Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, Exact Sciences’ ability to regain compliance with NASDAQ continued listing requirements, changes in FDA guidance or policy; the success of Exact’s strategic relationship with Genzyme; the risks of litigation; the ability to attract prospective collaborators or other parties to enter into a collaboration, acquisition or other strategic transaction with Exact; the ability to raise additional capital on acceptable terms; the success of its strategic relationship with LabCorp; Exact Sciences’ ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for Exact Sciences’ technologies; the ability to increase the performance its technologies; the ability of Exact Sciences or LabCorp to lower the cost of stool-based DNA screening technologies through automating and simplifying key operational processes; and the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Exact Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Exact Sciences, see the disclosure contained in Exact Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenue:
Product royalty fees	$7	$(292)
License fees	993	338
Product	—	5
	1,000	51
Cost of revenue:
Product royalty fees	—	1

Gross profit	1,000	50

Operating expenses:
Research and development (1)	108	859
General and administrative (1)	4,768	1,835
Restructuring	(3)	(2)
	4,873	2,692

Loss from operations	(3,873)	(2,642)

Interest income	34	124

Net loss	$(3,839)	$(2,518)

Net loss per share—basic and diluted	$(0.13)	$(0.09)

Weighted average common shares outstanding—basic and diluted	30,230	27,145

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$—	$44
General and administrative	623	257

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share data)

	March 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$3,595	$4,937
Marketable securities	17,018	—
Prepaid expenses and other current assets	690	190
Property and Equipment, Net	73	76
Patent costs, net of accumulated amortization	—	95
Restricted cash	600	600
	$21,976	$5,898
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:	$7,254	$5,031
Third party royalty obligation, less current portion	965	1,950
Deferred license fees, less current portion	14,901	1,350
Total stockholders’ deficit	(1,144)	(2,433)
	$21,976	$5,898

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s subsequent reports on Form 10-Q.